SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2004

LTX CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	04-2594045
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

50 Rosemont Road, Westwood, Massachusetts	02090
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 14, 2004, LTX Corporation took actions to reduce its operating expenses, including reducing its worldwide workforce by approximately 11%, eliminating 74 positions. The Company took these actions based on a continuing review of its business plans and operations, including the decline in its revenue forecast for the first quarter of its 2005 fiscal year. The actions were consistent with expense reductions announced in the Company’s conference call of August 26, 2004 in connection with its earnings release for the fourth quarter of its 2004 fiscal year. As a result, the Company expects to record a charge of approximately $2.0 million for the quarter ending October 31, 2004 and expects that the workforce reduction will result in cash expenditures, consisting principally of severance and employee benefit payments, of approximately $2.0 million, which will be paid over the Company’s 2005 fiscal year. The Company expects to realize annual savings in operating expenses of approximately $8.0 million as a result of these actions. During the first quarter of the 2005 fiscal year, the Company also plans to discontinue the salary and wage freeze that it has maintained since 2001. The Company expects that the net effect of the cost reduction actions and planned salary review will be to realize annual savings in operating expenses of approximately $6.0 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2004	LTX Corporation

	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President & Chief Financial Officer